Exhibit 99.1

FOR IMMEDIATE RELEASE	for further information
February 8, 2021	contact benjamin bochnowski
(219) 853-7575

northwest indiana bancorp proposes corporate name change to

finward bancorp

Munster, Indiana – NorthWest Indiana Bancorp (OTC Pink: NWIN) (the “Bancorp” or “NWIN”), the holding company for Peoples Bank, today announced that it is seeking shareholder approval to change its name to Finward Bancorp at a Special Meeting of Shareholders to be held on March 3, 2021.

The name change reflects the growth and evolution of the Bancorp in recent years, which has prompted the Bancorp to re-evaluate the name and branding that best captures the progression and advancement of its business and the services Peoples Bank provides its customers. The name “Finward Bancorp” was selected as an appropriate name to capture the dynamic “forward movement” in the business and strategic direction of the Bancorp, which constitutes a combination of the concepts of financial services and forward movement. The name change also better reflects the Bancorp’s current geographic footprint, which encompasses not only Northwest Indiana but also South Suburban Chicagoland in Illinois.

“As Peoples Bank and our parent company, NorthWest Indiana Bancorp, look to the future, we are dedicated to remaining competitive with today’s financial institutions along with a commitment to the future of banking. With that in mind, NWIN has made the decision to undergo a full rebrand, including a new name,” said Benjamin Bochnowski, president and chief executive officer. “The new name stands out against competing brands as modern and unique, and represents our ability to deliver best in class, forward-looking financial services. From this core idea, Finward Bancorp was born. The name is a combination of two concepts: financial services and forward. Together, these two essential ideas combine to create something stronger: Finward,” he added.

“Finward remains true to the core values and mission of Peoples Bank. The name Finward also reflects that the operating company, Peoples Bank, has expanded beyond its original core markets located in Northwest Indiana. Peoples Bank now serves customers in both Indiana and Illinois, and continues to look toward further growth in both markets. Taking geography out of the holding company’s name reflects the company’s growth in the greater Chicagoland market. Finward is a financial institution that stays ahead of the curve and works with the communities it serves to achieve greater success together. Along with the recent announcement of our intention to list on the NASDAQ Stock Market, our company is moving forward so that we can continue to create value for our stakeholders into the future, and remain a stable presence for our customers and communities,” Bochnowski said.

In accordance with Securities and Exchange Commission (“SEC”) regulations, the Bancorp filed a proxy statement with the SEC on January 27, 2021 in connection with the Special Meeting of Shareholders that includes, among other things, a proposal to amend the Bancorp’s Articles of Incorporation to change the Bancorp’s name. Subject to receipt of shareholder approval at the Special Meeting and completion of other legal formalities, the Bancorp will change its name to Finward Bancorp, which is expected to become legally effective as soon as possible on or after March 3, 2021. Following the name change, it will not be necessary for shareholders who hold physical stock certificates of NWIN stock to exchange their existing stock certificates. Each stock certificate representing issued and outstanding shares of NWIN common stock will continue to represent the same number of shares of common stock of the Bancorp after the name change.

In connection with the name change, the Bancorp will seek to change its ticker symbol to “FNWD.” If the name change is approved at the Special Meeting and the new ticker symbol is approved, the Bancorp expects to begin trading under the new ticker symbol on the OTC Pink Marketplace as soon as reasonably possible after March 3, 2021.